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                                                                    EXHIBIT 99.1

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT:  MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615) 370-1377

              PAUL J. FELDSTEIN ELECTED TO THE PROVINCE HEALTHCARE
                               BOARD OF DIRECTORS

         Brentwood, Tennessee, May 23, 2001--Province Healthcare Company (Nasdaq: PRHC) announced today that Professor Paul J. Feldstein has been elected a member of the Company's Board of Directors.

         Professor Feldstein has held the Robert Gumbiner Chair in Healthcare Management at the Graduate School of Management, University of California, Irvine, since 1987. He has written six books and over 60 articles on healthcare. His book, "Health Care Economics," 5th edition, 1998, is one of the most widely used texts on health economics.

         During several leaves from the University, Professor Feldstein has worked at the Office of Management and Budget, Social Security Administration, and the World Health Organization. Prior to joining the University of California, he was Professor in both the Department of Economics and the School of Public Health at the University of Michigan. Professor Feldstein earned his Ph.D. from the University of Chicago.

         Martin S. Rash, Chairman, President and Chief Executive Officer of Province Healthcare, said, "Professor Feldstein is a significant addition to our Board. His broad and diverse background in healthcare issues will expand our Company's perspective and greatly enhance the Board's field of vision. I am proud to welcome Paul to our Board of Directors."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company owns or leases 14 general acute care hospitals in nine states with a total of 1,358 licensed beds. The Company also provides management services to 38 primarily non-urban hospitals in 14 states with a total of 3,098 licensed beds.

CONTACT: Merilyn H. Herbert, Province Healthcare Company (PRHC) at (615)
370-1377.